Exhibit 99.1

NEWS BULLETIN
FROM:

[GRAPHIC OMITTED]

                                                            1949 East Sunshine
                                                                   Suite 2-300
                                                         Springfield MO  65804

--------------------------------------------------------------------------------

FOR FURTHER INFORMATION:

At the company:
John M. Casper
Chief Financial Officer
(417) 890-0102

FOR IMMEDIATE RELEASE
Wednesday, February 07, 2001

           DT INDUSTRIES REPORTS Q2 NET LOSS UNCHANGED FROM PRIOR YEAR

      o    New Senior Management Team to Focus on Operating Improvements
      o    Divestiture Program Progressing

SPRINGFIELD, Mo., February 7, 2001 -- DT Industries, Inc. (NASDAQ: DTII) today reported a second-quarter net loss of $929,000, compared with a net loss of $887,000, a year earlier, a loss of 9 cents per diluted share in both periods. Net sales for the quarter ended December 24, 2000, increased 21.7 percent to $131.4 million from $108.0 million a year earlier. Operating income increased
58.8 percent to $4.8 million from $3.0 million. The increase in operating income was offset by a $1.6 million increase in interest expense from $2.6 million to $4.2 million.

Second-quarter order inflow remained strong at $126.9 million, although lower than the record level of $167.9 reported during the first quarter. Backlog at the end of the second quarter was $306.5 million, compared with $253.3 million a year earlier.

For the six months ended December 24, 2000, DT Industries reported a net loss of $4.1 million, or 40 cents per diluted share, compared with a net loss of $3.0 million, or 30 cents per diluted share a year earlier. Net sales increased to $247.9 million from $209.1 million and operating income increased to $5.1 million from $3.2 million.


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Automation Segment Sales Up

Second-quarter improvements were fueled by a 45.6 percent increase in sales in the Automation segment--to $97.5 million from $67.0 million a year earlier--primarily through increased electronics business from a key customer. Margins were slightly higher than the prior year but were below Company expectations because of inefficiencies resulting from the rapid ramp up in production to meet delivery deadlines. The Company does not expect significant improvement with respect to these inefficiencies until the beginning of fiscal 2002.

Improvements in the Automation segment were partially offset by reduced Packaging segment sales, which were down 22.5 percent to $24.9 million from $32.1 million the prior year, and operating losses in the second quarter. In addition to market softness, the lower sales were primarily caused by the distractions resulting from the accounting irregularities at Sencorp and Kalish and the Company's decision to discontinue its plastics extrusion product line.

The Packaging segment recorded an operating loss for the third consecutive quarter from a combination of low volume and poor project performance. The Company has taken steps at Sencorp to restructure this business, including reducing headcount by approximately 20% and focusing the Company on its core product lines. The Company also recently announced the integration of its Kalish, Lakso, Swiftpack and King business units into DT Automated Packaging Systems and is seeking to hire a president for this integrated business unit.

Headquarters Move Planned

The Company announced that it will move its corporate headquarters from Springfield, Missouri to southwest Ohio by June in order to reduce operating expenses. In conjunction with the move, the Company sold its corporate airplane in January 2001 and expects to record a gain in the third quarter. The sale of the plane is expected to save the Company $1.0 million in transportation costs annually.

Divestiture Program Progressing

The Company continues to make progress in its program to divest five non-strategic business units -

o Assembly Technology & Test, Inc. of Livonia and Saginaw, Michigan, a manufacturer of assembly and test systems primarily for the automotive and heavy equipment industries;

o    Detroit Tool Metal Products Co., a stamping and fabrication business;

o    Peer Division, a manufacturer of welding systems;
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o    Stokes, a manufacturer of tablet presses; and

o Scheu & Kniss, a manufacturer of tablet press replacement parts and rebuild services.

These units collectively had more than $120 million in sales in fiscal 2000.

The Company also expects to divest or discontinue operations at Vanguard Technical Solutions, Inc. during the third quarter. This fiscal 2000 startup business has not met sales and profitability expectations, recording cumulative operating losses of $2.6 million for its first 18 months of operation.

The Company also announced that it has rejected the proposal to acquire Detroit Tool and Engineering Company ("DTE") and Detroit Tool Metal Products Co. ("DTMP") set forth in a Schedule 13D/A filed with the Securities and Exchange Commission on January 25, 2001. The Company believes it would not be in its best interests or the best interests of the Company's stockholders to sell DTE as it is a strategic business operation that has played, and will continue to play, a vital role in the Company's turnaround and long-term strategy. However, the Company welcomes any interest this group may have in acquiring DTMP or any of the other business units that the Company is seeking to divest.

Seeking To Refinance Credit Facilities

The Company is working to refinance the $140.0 million term and revolving senior credit facility that expires on July 2, 2001. The Company is exploring various avenues of funding and is currently in discussions with potential lenders. The Company has retained William Blair & Co. as its financial advisor in conjunction with these discussions.

Setting New Performance Goals

"Although there is no doubt that the past few months have been extremely disruptive, we are in the midst of a number of initiatives that we believe have DT Industries on its way to a successful turnaround in fiscal 2002," said Stephen J. Perkins, president and chief executive officer. "With our new senior management team now fully in place, we are taking aggressive steps to improve margins and balance sheet performance in our core businesses and to actively divest business units that we have identified as non-core in order to reduce debt," said Perkins. "Jack Casper, our new chief financial officer, and I are in the process of setting goals for improvements on several financial benchmarks -- such as free cash flow, working capital efficiency and return on operating assets -- that we believe will help DT Industries return to acceptable levels of profitability."
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"Another key step we have taken is last month's appointment of John Schott as chief operating officer," Perkins noted. "During his 10 years at DT Industries, John already has successfully turned around operations at the Peer division and substantially increased sales, expanded the customer base and improved operations at Detroit Tool and Engineering. We expect him to have a similar impact Company-wide as he leads our efforts to streamline and improve operations."

DT Industries is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The Company also produces precision metal components, tools and dies for a broad range of industrial applications.

Certain information contained in this press release includes forward- looking statements. These statements comprising all statements herein which are not historical are based upon the Company's interpretation of what it believes are significant factors affecting its businesses, including many assumptions regarding future events, and are made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. References to "opportunities", "growth potential", "objectives" and "goals", the words "anticipate", "believe", "estimate", "expect", and similar expressions used herein indicate such forward-looking statements. Actual results could differ materially from those anticipated in any forward-looking statements as a result of various factors, including economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on certain projects, excess product warranty expenses, collectability of past due receivables, significant restructuring or other special, non-recurring charges, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, availability of credit at acceptable terms, changes in interest rates, increased inflation, the outcome of pending litigation related to the previously announced accounting irregularities, the Company's ability to implement operational and financial systems to manage the Company's decentralized operations and other factors described in the Company's filings with the U.S. Securities and Exchange Commission.


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
Consolidated Balance Sheets (unaudited)
-------------------------------------------------------------------------------------------------------------------
                                                                        December 24,                June 25,
                                                                            2000                      2000
                                                                    ---------------------     ---------------------
Assets

Current assets:

     Cash and cash equivalents                                      $             8,544       $              8,705

     Accounts receivable, net                                                    53,520                     58,924

     Costs and estimated earnings in excess of amounts
      billed on uncompleted contracts                                           118,451                     94,925

     Inventories, net                                                            59,291                     52,926

     Prepaid expenses and other                                                  17,072                     14,296
                                                                    ---------------------     ---------------------
          Total current assets                                                  256,878                    229,776

Property, plant and equipment, net                                               69,978                     73,218

Goodwill, net                                                                   170,670                    173,823

Other assets, net                                                                 4,258                      4,253
                                                                    ---------------------     ---------------------
                                                                    $           501,784         $          481,070
                                                                    =====================     =====================

Liabilities and Stockholders' Equity

Current liabilities:

     Current portion of long-term debt                              $               680      $                713

     Senior secured term and revolving credit facility                          135,208                       ---

     Accounts payable                                                            43,223                    47,189

     Customer advances                                                           34,662                    22,411

     Accrued liabilities                                                         26,010                    35,446
                                                                    ---------------------     ---------------------
          Total current liabilities                                             239,783                   105,759
                                                                    ---------------------     ---------------------

Senior secured term and revolving credit facility                                   ---                   116,928

Other long-term debt                                                              8,855                     9,216

Deferred income taxes                                                            10,375                    10,375

Other long-term liabilities                                                       3,858                     3,709
                                                                    ---------------------     ---------------------
          Total long-term obligations                                            23,088                   140,228
                                                                    ---------------------     ---------------------

Commitments and contingencies

Company-obligated, mandatorily redeemable convertible preferred securities of subsidiary DT Capital Trust holding solely
convertible junior subordinated debentures of the Company                        77,854                     70,000
                                                                    ---------------------     ---------------------

Stockholders' equity:

     Preferred stock, $0.01 par value; 1,500,000 shares
          authorized; no shares issued and outstanding
     Common stock, $0.01 par value; 100,000,000 shares
          authorized; 10,107,274 shares outstanding                                 113                        113

     Additional paid-in capital                                                 133,420                    133,348

     Retained earnings                                                           60,325                     64,378

     Cumulative translation adjustment                                           (2,021)                    (1,978)

     Less -
          Treasury stock (1,268,488 shares), at cost                            (30,778)                   (30,778)
                                                                    ---------------------     ---------------------
          Total stockholders' equity                                            161,059                    165,083
                                                                    ---------------------     ---------------------
                                                                   $            501,784         $          481,070
                                                                    =====================     =====================
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Consolidated Statement of Operations (unaudited)

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                                                                     Three months ended                 Six months ended
                                                            December 24,       December 26,      December 24,       December 26,
                                                               2000               1999              2000               1999
                                                          --------------  -----------------  ----------------    ---------------
Net sales                                                     $ 131,425          $ 107,982          $247,876           $209,111

Cost of sales                                                   106,750             85,588           203,197            166,666
                                                          --------------  -----------------  ----------------    ---------------
Gross profit                                                     24,675             22,394            44,679             42,445

Selling, general and
   administrative expenses                                       19,875             19,372            39,596             39,218
                                                          --------------  -----------------  ----------------    ---------------

Operating income                                                  4,800              3,022             5,083              3,227

Interest expense                                                  4,218              2,642             7,679              4,440

Accrued dividends on Company- obligated, mandatorily
   redeemable convertible preferred securities of
   subsidiary DT Capital Trust holding solely
   convertible junior subordinated debentures of the
   Company, at 7.16% per annum                                    1,365              1,275             2,707              2,528
                                                          --------------  -----------------  ----------------    ---------------
Loss before provision (benefit) for
   income taxes                                                   (783)              (895)           (5,303)            (3,741)

Provision (benefit) for income
   taxes                                                            146                (8)           (1,250)              (717)
                                                          --------------  -----------------  ----------------    ---------------
 Net loss                                                        $ (929)             $(887)          $(4,053)           $(3,024)
                                                          ==============  =================  ================    ===============

Net loss per common share:

   Basic                                                       $ (0.09)            $(0.09)           $(0.40)            $(0.30)

   Diluted                                                     $ (0.09)            $(0.09)           $(0.40)            $(0.30)
                                                          ==============  =================  ================    ===============

Weighted average common shares outstanding:

      Basic                                                  10,107,274         10,107,274       10,107,274          10,107,274

      Diluted                                                10,107,274         10,107,274       10,107,274          10,107,274
                                                          ==============  =================  ================    ===============
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